Exhibit 99.1

Press Alert

Contact:

Dan Madden

VP Finance and Investor Relations

+1-408-428-7929

dmadden@symmetricom.com

Symmetricom, Inc. Announces Increase to Stock Purchase Program

SAN JOSE, Calif. — Nov 2, 2010 — Symmetricom®, Inc. (NASDAQ: SYMM), a worldwide leader in precise time and frequency technologies, today announced that on October 28, 2010, the Board of Directors authorized management to repurchase an additional approximately 1.6 million shares of Symmetricom common stock. Symmetricom had approximately 0.9 million shares authorized for repurchase remaining under previously approved share repurchase programs. Since October 1, 2008, the Company has repurchased approximately 1.6 million shares of Symmetricom common stock.

Under the repurchase program, the Company may buy Symmetricom stock in the open market or through negotiated transactions from time to time as warranted by market conditions. Shares purchased under the repurchase program may be held in the Company’s treasury and used for any lawful purpose or retired. Symmetricom will determine the timing, the price and the number of shares to be repurchased under the program. The Company is not obligated to repurchase any shares, and may terminate the stock repurchase at any time.

“The ability to repurchase shares is a means for us to return value to our stockholders,” said Dave Côté, president and CEO of Symmetricom. “Given the strength of our cash flow and balance sheet, we believe this is an appropriate use of our cash.”

About Symmetricom, Inc.

Symmetricom (NASDAQ: SYMM), a world leader in precise time solutions, sets the world’s standard for time. The company generates, distributes and applies precise time for the communications, aerospace/defense, IT infrastructure and metrology industries. Symmetricom’s customers, from communications service providers and network equipment manufacturers to governments and their suppliers worldwide, are able to build more reliable networks and systems by using the company’s advanced timing technologies, atomic clocks, services and solutions. All products support today’s precise timing standards, including GPS-based timing, IEEE 1588 (PTP), Network Time Protocol (NTP), Synchronous Ethernet and DOCSIS® timing. Symmetricom is based in San Jose, Calif., with offices worldwide. For more information, visit: www.symmetricom.com.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by those sections. These forward-looking statements include statements concerning Symmetricom’s future business. Symmetricom’s actual results could differ materially from those projected or suggested in these forward-looking statements. Factors that could cause future actual results to differ materially from the results projected in or suggested by such forward-looking statements include the risk factors listed from time to time in Symmetricom’s reports filed with the Securities and Exchange Commission, including the annual report on Form 10-K for the fiscal year ended June 27, 2010 and subsequent current reports on Form 8-K. Any and all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

SYMM-F

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